Exhibit 99.1

Contacts:

Ed Schnopp	Kristyn Hutzell
Senior Vice President, Treasurer and CFO	The Global Consulting
Group
(805) 987-8741	Investor Relations
(925) 946-9432

FOR IMMEDIATE RELEASE

October 26, 2004

POWER-ONE ANNOUNCES RESULTS FOR THE THIRD QUARTER OF 2004

•	Q3’04 net sales of $67.2 million, up 6% vs. $63.7 million in Q3’03

•	Q3’04 net loss of $0.06 per share vs. Q3’03 net loss of $0.04 per share

•	Q3’04 earnings impacted by previously-announced impairment charge of $1.3 million, or approximately $0.01 per share

•	maXyz™ Z-One Digital IBA™ architecture products released for production on schedule

     Camarillo, CA, October 26, 2004 — Power-One, Inc. (NASDAQ: PWER) today announced that net sales for the third fiscal quarter ended September 30, 2004 increased 6% to $67.2 million compared with $63.7 million for the third quarter of 2003. Revenues for the third quarter slightly exceeded the guidance that the Company provided on September 22, 2004. For the nine months ended September 30, 2004, net sales were $208.4 million, an improvement of $19.1 million, or 10%, over net sales of $189.3 million in the comparable nine-month period of 2003.

     Net loss for the third fiscal quarter ended September 30, 2004 was $5.4 million, or $0.06 per share, compared with a net loss of $3.6 million, or $0.04 per share, for the same quarter in 2003. Net loss included the previously announced asset impairment charge of approximately $1.3 million related to one of the Company’s excess facilities. For the nine months ended September 30, 2004, net loss was $12.1 million, or $0.14 per share, compared with a net loss of $7.8 million, or $0.10 per share, in the nine-month period ended September 30, 2003. The nine months ended September 30, 2004 included $4.0 million,or $0.05 per share, in restructuring costs and asset write-downs.

     Net new orders in the third quarter of 2004 were $58.7 million, compared with $73.6 million in the second quarter of 2004, and consistent with $58.7 million in the third quarter of 2003. The sequential decrease in bookings reflects the typical seasonality in the industry. The book-to-bill ratio was 0.87 for the third quarter of 2004, compared with 1.02 for the second quarter of 2004. The Company’s 180-day backlog at the end of the third quarter was $41.8 million, a decrease of 15% compared with $49.0 million at the end of the second quarter of 2004; 90-day backlog was $36.5 million, a decrease of 10% compared with $40.6 million at the end of the second quarter. Overall turns business was approximately 40% during the third quarter of 2004 compared with approximately 43% in the second quarter of 2004.

     “Although our results for the third quarter were impacted by a minor soft patch in certain industries which have recently slowed, we expect to see some modest improvements in the coming quarters,” said Steve Goldman, Chief Executive Officer of Power-One. “Additionally, the recent turbulence in the communications industry only strengthens our conviction on the necessity to develop next-generation technology that meets customers’ specific needs. Our focus on this endeavor should give us the opportunity to capture market share even in an uncertain environment and help secure our leading technological position.”

     Mr. Goldman continued, “In this regard, we recently announced the official production-qualified launch of our first maXyz Z-One Digital IBA™ products, and we continue to focus on second source arrangements, as our strategy is to have an open architechture using the standard I2C interface, and have partnerships with both semiconductor and module manufacturers. We expect to be able to make an announcement regarding second-source arrangements by year-end.”

     Mr. Goldman concluded, “Customers continue to tell us that no other digital power solution, whether currently offered for sale or promised for delivery in the near future, has the capability and ease-of-use that our Z-One system is demonstrating in real applications today. The key for Power-One now and in the long-term will be to strategically position and leverage our new and very powerful technology to realize the tremendous market opportunities before us and maximize shareholder value.”

Future Outlook

     For the fourth quarter of 2004, the Company anticipates that sales will be relatively consistent with third quarter levels of $67 million, plus or minus a couple percentage points, and that net loss will be in the range of $0.03 to $0.05 per share. The Company also expects to maintain significant quarterly expenditures for next-generation silicon technology of approximately $0.03 per share.

     The preceding statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

Earnings Conference Call

     Power-One will be holding a conference call with investors and analysts on Tuesday, October 26, 2004 at 8:00 a.m. PT. The call will be available over the Internet through the Company’s investor relations website at www.power-one.com. To listen to the call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s website at www.power-one.com throughout the current quarter.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to telecommunications and Internet service providers, as well as communications equipment manufacturers. Power-One’s high-reliability products are also used in applications such as test equipment and high-end industrial applications. Power-One, with headquarters in Camarillo, CA, has over 2,000 employees with manufacturing and R&D operations in the United States, Dominican Republic, Switzerland, Slovakia, Norway, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “may,” “continue,” “anticipate,” “will,” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Future results may be adversely affected by various factors including any general economic slowdown, pricing pressure resulting from need to respond to market conditions, a downturn or other disruption of the market trends within the communications industry, market acceptance of the Company’s new products, delays or cancellations of new product designs by customers, ability to successfully negotiate license agreements, and increased R&D expenditures above previous levels. See “Risk Factors” in the Company’s 2003 Form 10-K on file with the Securities and Exchange Commission for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

###

POWER-ONE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
NET SALES	$67,241	$63,659	$208,407	$189,315
COST OF GOODS SOLD	42,787	40,452	130,794	119,272

GROSS PROFIT	24,454	23,207	77,613	70,043
EXPENSES:
Selling, general and administrative	16,411	15,534	49,656	46,529
Engineering and quality assurance	10,308	10,564	31,034	29,903
Amortization of intangible assets	978	965	2,927	2,662
Restructuring costs	—	—	831	—
Asset impairment	1,253	—	1,991	—

Total expenses	28,950	27,063	86,439	79,094
LOSS FROM OPERATIONS	(4,496)	(3,856)	(8,826)	(9,051)
INTEREST AND OTHER INCOME (EXPENSE):
Interest income	534	335	1,288	1,342
Interest expense	(149)	(215)	(523)	(765)
Other income (expense), net	369	(140)	(605)	1,995

Total interest and other income (expense)	754	(20)	160	2,572
LOSS BEFORE INCOME TAXES	(3,742)	(3,876)	(8,666)	(6,479)
PROVISION FOR INCOME TAXES	1,631	(291)	3,438	1,356

NET LOSS	$(5,373)	$(3,585)	$(12,104)	$(7,835)

BASIC AND DILUTED LOSS PER SHARE	$(0.06)	$(0.04)	$(0.14)	$(0.10)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (1)	83,868	82,879	83,656	82,342

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss. This is due to the fact that diluted WASO would be anti-dilutive for these periods. Diluted WASO is utilized for periods with net income.

POWER-ONE, INC.
CONSOLIDATED BALANCE SHEET
(In thousands)

	September 30,	December 31,
	2004	2003
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$36,443	$99,507
Investments	50,062	—
Accounts receivable:
Trade (net of allowance)	53,151	55,823
Other	5,981	11,315
Inventories	56,741	51,215
Property held for sale	—	1,456
Prepaid expenses and other current assets	4,051	4,859

Total current assets	206,429	224,175
PROPERTY & EQUIPMENT, net	57,134	62,704
INTANGIBLE ASSETS, net	57,489	57,276
OTHER ASSETS	4,326	5,722

TOTAL ASSETS	$325,378	$349,877

LIABILITIES & EQUITY
CURRENT LIABILITIES:
Bank credit facility	$1,187	$1,993
Current portion of long-term debt	—	9,185
Accounts payable	27,321	35,430
Restructuring reserve	2,677	5,660
Deferred income taxes	2,681	2,499
Other accrued expenses and current liabilities	20,863	17,861

Total current liabilities	54,729	72,628
OTHER LIABILITIES	1,709	1,930
STOCKHOLDERS’ EQUITY:
Common stock	84	83
Additional paid-in capital	600,929	595,449
Deferred compensation	(185)	(662)
Accumulated other comprehensive income	23,814	24,047
Accumulated deficit	(355,702)	(343,598)

Total stockholders’ equity	268,940	275,319

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$325,378	$349,877

POWER-ONE, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
Orders	$58,692	$58,708	$206,978	$185,817
Sales	$67,241	$63,659	$208,407	$189,315
Operating Loss	$(4,496)	$(3,856)	$(8,826)	$(9,051)
Net Loss	$(5,373)	$(3,585)	$(12,104)	$(7,835)
Basic and Diluted Loss Per Share (1)	$(0.06)	$(0.04)	$(0.14)	$(0.10)
Basic and Diluted Weighted Average Shares Outstanding (1)	83,868	82,879	83,656	82,342

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss. This is due to the fact that diluted WASO would be anti-dilutive for these periods. Diluted WASO is utilized for periods with net income.